Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-252685 on Form S-8 of our report dated February 22, 2021, relating to the financial statements of TELUS International (Cda) Inc. (the “Company”), appearing in this Annual Report on Form 20-F for the year ended December 31, 2020.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

February 22, 2021